Exhibit 10.14

Employment Agreement

This Agreement is entered into as of January 12, 2004, by and between Arun Oberoi (the “Executive”) and Micromuse Inc., a Delaware corporation (the “Company”).

1. Duties and Scope of Employment.

(a) Position. For the term of his employment under this Agreement (“Employment”), the Company agrees to employ the Executive in the position of Executive Vice President of Global Sales and Technical Services. The Executive shall report to the Company’s Chief Executive Officer.

(b) Obligations to the Company. During the term of his Employment, the Executive shall devote his full business efforts and time to the Company consistent with his duties determined from time to time by the Company’s Chief Executive Officer. During the term of his Employment, and without the prior written approval of the Company’s Board of Directors (the “Board”), the Executive shall not render services in any capacity to any person or entity other than the Company and its subsidiaries, and shall not act as a sole proprietor or partner or manager of any other person or entity, or as a shareholder or other equity owner owning more than one percent of the stock or any profits or voting interest of any other corporation or other entity, respectively. The Executive will be entitled to expend a reasonable amount of time performing civic and volunteer activities if these activities are first disclosed to the Company’s Chief Executive Officer and do not interfere with his duties to the Company. The Company acknowledges that the Executive is currently enrolled in the Executive MBA Program at Northwestern University and that the Executive’s participation in this MBA program until its completion shall not be a breach of this Agreement. In connection with the MBA program the Executive shall be required to attend classes every other Friday afternoon through the end of May, 2004; the Executive’s days attending classes shall not be considered vacation days. The parties acknowledge that the Executive will be classified as an executive officer for purposes of reporting under SEC rules as long as the Executive serves in the foregoing position, and the Executive agrees to abide by his personal reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 and the securities trading policies and procedures of the Company implemented from time to time for all executive officers and employees.

(c) No Conflicting Obligations. The Executive represents and warrants to the Company that:

(i) he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement;

(ii) he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any former employer or other third party has any right, title or interest,

(iii) his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person; and

(iv) he has returned to the persons entitled thereto all property and confidential information belonging to any prior employer.

(d) Commencement Date. The Executive shall commence his employment relationship with the Company and full-time Employment as Executive Vice President of Global Sales and Technical Services as soon as reasonably practicable after the date of this Agreement, but not later than January 12, 2004. The date that the Executive reports for full-time employment will be the date of employment for purposes of computing compensation as an executive.

(e) Principal Office of the Executive. Subject to the other provisions of this Section 1(e), the Company will arrange for and maintain the Executive’s principal office for the performance of his services under this Agreement within the greater Boston metropolitan area, and employ one executive assistant for him in that office. The Company may rent for this purpose a pre-furnished office suite selected by the Company, and need not establish a formal Company office staffed with other employees. The Company’s obligation for such rental shall not exceed an aggregate out-of-pocket monetary cost and expense in excess of an annualized $15,000 per fiscal year. The Company shall pay the Executive’s executive assistant an annual salary plus benefits, the initial amount of which will be mutually agreed by the Company and the Executive. At all times, the Executive will also travel for business as reasonably needed in connection with his executive duties.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $300,000. Such salary shall be payable in semi-monthly increments in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Board may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b) On Target Bonuses. In addition to Base Compensation, the Executive shall be eligible to receive an annual incentive bonus with a target bonus amount (the “On Target Bonus”) set forth in the table below in this Section 2(b). The On Target Bonus (if any) shall be awarded based on criteria of performance by the Executive and/or the Company (the “Target”) established in advance by the Compensation Committee of the Board that will include consideration of the recommendations of the Chief Executive Officer. The reasonable determinations of the Compensation Committee with respect to the On Target Bonus shall be final and binding, subject to Section 10(g). The On Target Bonus shall be up to the following amounts, respectively payable on a “cliff” basis if and only if the percentages of the Target are achieved (and without interpolation or pro rata adjustments below 100% or within or above the percentage thresholds set forth below):

% of Target Achieved	On Target Bonus	Maximum Base Compensation and On Target Bonus
100%	$250,000	$550,000

110%	$345,000	$645,000

120%	$585,000	$885,000

130%	$637,917	$937,917

140% or more	$690,833	$990,833

(c) Stock Options. The Company shall grant the Executive non-statutory stock options covering a total of seven hundred thousand (700,000) shares of the Company’s common stock, under the Company’s 1997 Stock Option/Stock Issuance Plan, as amended (the “Plan”), as follows:

(i) The Compensation Committee of the Board shall grant these options to the Executive on or within sixty (60) days after the date that the Executive commences full-time employment with the Company under this Agreement. The exercise price of the options shall be equal to the fair market value of the Company’s common stock on the date of grant as determined by the Compensation Committee under the Plan. The term of these options shall be 10 years, subject to earlier expiration in the event of the termination of the Executive’s Employment as set forth in this Agreement and the Plan.

(ii) Options covering 500,000 shares shall become exercisable and vested over a four (4) year period as follows: 125,000 shares become exercisable and vested upon the Executive completing his initial twelve (12) continuous months of full-time Employment measured from the date of grant, and thereafter 1/48th of the 500,000 shares become exercisable and vested monthly upon the Executive completing each additional month of Employment over the succeeding 36 month period commencing on the 12 month anniversary of the date of grant, with any fractional shares being addressed upon exercise by the Company in accordance with the Plan.

(iii) Options covering 200,000 shares shall become fully exercisable and vested upon the earlier of (A) the Executive completing six (6) continuous years of full-time Employment measured from the date of grant, or (B) the date on which the Company files a periodic report on Form 10-Q or Form 10-K (or any equivalent successor form) for a fiscal period ending no later than March 31, 2006, in which the Company reports total revenues from license and maintenance and services for the fiscal quarter reported (or, in the case of a Form 10-K, for the Company’s fourth fiscal quarter) that are at least two (2) times the total revenues from license and maintenance and services in the fiscal quarter ended December 31, 2003, as reported in the Company’s Form 10-Q filed with the SEC for that period. In addition, and notwithstanding the foregoing:

(I) The following revenue shall not accelerate the vesting of the foregoing options and shall not otherwise be measured or included for purposes of this Section 2(c): (AA) revenue for any period ending after March 31, 2006, (BB) revenue generated by any products or services developed by corporations or other entities acquired by Micromuse after December 31, 2003; and (CC) revenue generated by products or services developed by entities other than the Company and that are re-licensed or re-sold by the Company; provided, however the revenue generated by products that fill a gap in the Company’s current line of products and that are re-licensed, sublicensed or re-sold by the Company before March 31, 2006 shall be measured and included in the calculation of revenue for determining the acceleration of the vesting of the aforementioned options covering 200,000 shares.

(II) All press releases and Forms 8-K the Company may issue or furnish to report historical fiscal period results shall be disregarded for purposes of this Section 2(c).

(III) If any misconduct by the Executive is a substantial factor in causing a restatement of revenue that previously triggered vesting of these options under this Section 2(c)(iii), the Company shall, as of the date of the restatement, have the right to rescind and cancel all options described in this Section 2(c) and shares held by the Executive from the exercise of such options, and also have the right to recover all proceeds in excess of the aggregate exercise price from any sales of any shares under such options that occurred on, prior to or after the date of the restatement, net of any taxes paid in connection with the exercise of such options and sale of shares obtained upon exercise, which taxes are not refunded to Executive after Executive uses good faith efforts to obtain a refund from the Internal Revenue Service (“IRS”) and relevant state tax authorities, together with all Target Bonuses, net of any taxes paid thereon that are not refunded to Executive after Executive uses good faith efforts to obtain a refund from the IRS and relevant state tax authorities, to the extent paid based upon restated revenues of which any misconduct of Executive was a substantial factor in causing such restatement, and together with interest on the foregoing at the rate of 10% per annum from the date of written demand by the Company upon or after any such restatement until all outstanding sums are fully paid to the Company. A “restatement” for this purpose means any revised revenue figures in a periodic report filed with the SEC that correct any material inaccuracy in previously reported revenue.

(iv) The grant of the foregoing options shall be evidenced by the Notice of Grant and Stock Option Agreement attached as Exhibit A. The foregoing summary of option terms is qualified by reference to the provisions of Exhibit A, the Plan included in Exhibit B, and other applicable provisions of this Agreement.

(v) The grant of the foregoing options is not intended to preclude additional stock option or other equity awards, if any, that may be made in the discretion of the Compensation Committee of the Company’s Board of Directors.

3. Vacation and Executive Benefits.

(a) Vacation. During the term of his Employment, the Executive shall be eligible for paid vacations for up to twenty (20) days per fiscal year and up to six (6) paid days per year for illness or personal business (in each case prorated for any partial fiscal year and in addition to any generally applicable Company holidays) and otherwise in accordance with the Company’s standard policy applicable to its executive officers, as it may be amended from time to time.

(b) Other Benefits. During the term of his Employment, the Executive shall be eligible to participate in any benefit plans maintained by the Company in which the Company’s employees generally or executive officers as a group are eligible to participate, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. Subject to the foregoing, and as the same may be changed or terminated by the Company in its discretion on a group basis, the foregoing benefits currently consist of group medical, dental, vision and EAP insurance paid by the Company for the Executive, group long term disability insurance and life insurance and AD&D coverage for one times annual base salary paid by the Company for the Executive, and eligibility to participate in a flexible spending account plan and 401(k) plan subject to the terms of participation established from time to time for those plans.

4. Business Expenses. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Term of Employment.

(a) Basic Rule. The Company agrees to continue the Executive’s Employment, and the Executive agrees to remain in Employment with the Company, from the commencement date set forth in Section 1(d) until the date when the Executive’s Employment terminates pursuant to Subsection (b) or (c) below. The Executive’s Employment with the Company shall be “at will.” Any contrary representations that may have been made or implied to the Executive are superseded by this Agreement. This Agreement, including Sections 6 and 7 below, shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company other than the Executive.

(b) Termination. The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause as defined in Section 6, by giving the Executive notice in writing. The Executive may terminate his Employment at any time and for any reason (or no reason), and with or without Good Reason as defined in Section 6, by giving the Company notice in writing not less than thirty (30) days prior to the intended date of termination. The Executive’s Employment shall terminate automatically in the event of his death.

(c) Permanent Disability. The Company may terminate the Executive’s active Employment due to Permanent Disability by giving the Executive notice in writing. For all purposes under this Agreement, “Permanent Disability” shall mean that the Executive, at the time notice is given, has failed to perform his duties under this Agreement for not less than one hundred (100) days during any period of 12 consecutive months as the result of his incapacity due to physical or mental injury, disability or illness.

(d) Rights upon Termination. Except as expressly provided in Section 6 or 7, upon the termination of the Executive’s Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 earned and accrued for the period through the effective date of the termination. The Company shall pay the Executive all accrued but unpaid salary, bonus and reimbursements owed as of the date of the termination of his Employment, and otherwise provide the Executive COBRA and other accrued but unpaid payments or benefits, if any, that may be required by applicable law. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.

(e) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Executive’s obligations under Section 8.

6. Termination Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below and Section 7 shall not apply unless the Executive has executed (and not revoked under any revocation right, if any, allowed by law) a general release (in substantially the form attached to this Agreement as Exhibit C) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, except that he shall not be required to release any rights he may otherwise have under the indemnity agreement or any available insurance described in Section 10(j), nor any vested benefits or rights under the Company’s employee benefit plans and programs.

(b) Severance Pay. If, during the term of this Agreement, the Company terminates the Executive’s Employment for any reason other than Cause or Permanent Disability or the Executive resigns his Employment for Good Reason, then:

(i) the Company shall pay the Executive his Base Compensation for a period of 12 months following the termination of his Employment at the rate in effect at the time of the termination of Employment, which shall be paid in accordance with the Company’s standard payroll procedures; and

(ii) the Company shall pay the Executive an amount equal to the On Target Bonus amount in effect at the time of termination of Employment as a Target Bonus if and only if that amount would otherwise have been payable under Section 2(b) with respect to the period of 12 months following termination of his employment under the then most recent Target established under Section 2(b) if he had remained employed by the Company, due at such date or dates such a Target Bonus would otherwise have been determinable and payable.

(iii) If Subsection (b) above applies, then the percentage of the options described in Section 2(c), and other options, if any, awarded to the Executive thereafter, that is exercisable and vested shall be determined by adding six (6) months to the actual length of the Executive’s Employment.

(iv) With regard to payments provided under this Subsection (b) or other post termination compensation or benefits, the Executive shall be under no duty to mitigate his damages, and the Company shall be entitled to no offset rights in the event the Executive secures other employment.

(c) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean any of the following acts or omissions of the Executive:

(i) Refusal to perform his duties under this Agreement or any other material breach of this Agreement, or any material breach of the Proprietary Information and Inventions Agreement between the Executive and the Company or the code of conduct referred to in Section 10(c);

(ii) Conviction of, or a plea of “guilty” or “no contest” to, a felony or crime involving moral turpitude under the laws of the United States or any state thereof;

(iii) Fraud, embezzlement or misappropriation of the assets of the Company or other deliberate acts of dishonesty or misfeasance at the expense of the Company or its subsidiaries, successors or assignees;

(iv) Willful misconduct or gross negligence in the performance of duties assigned to the Executive under this Agreement, or

(v) Willful or grossly negligent failure to comply with securities or other laws applicable to the Executive, or for which the Executive is responsible for assuring compliance, that results in significant harm to the Company;

Provided that, despite the foregoing, such definitions of Cause shall not apply to acts or omissions otherwise listed above that are both (A) isolated or inadvertent and did not occur willfully or in bad faith, and (B) insubstantial in their effect on the Company, unless the Company has given reasonable written notice to the Executive describing the proscribed action in reasonable detail and the Executive has failed to remedy the acts or omissions described in such notice within thirty (30) days after the Executive is given such notice.

(e) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean:

(i) The assignment to the Executive, without his prior consent, of any duties or any other action by the Company that result in (A) a requirement for him to report to an officer or office of the Company other than the Chief Executive Officer and/or the Board of Directors or any committee thereof, or (B) an overall and substantial diminution in his responsibilities in the area of global sales and services; or

(ii) Any failure by the Company to comply with any of the material provisions of this Agreement;

Provided that, despite the foregoing, such definitions of “Good Reason” shall not apply to any acts or omissions of the Company unless the Executive has given written notice to the Company describing the proscribed action in reasonable detail, and the Company has failed to remedy the acts or omissions described in such notice within forty-five (45) days (or such other period as reasonably agreed by the parties) after the Company is given such notice.

7. Change in Control. If the Company is subject to a Change in Control or Corporate Transaction as defined in the Plan that is consummated during the term of the Executive’s Employment under this Agreement, and the Company or its successor terminates the Executive’s Employment for any reason other than Cause or Permanent Disability, or the Executive resigns his Employment for Good Reason, in each case upon or within twelve (12) months after such consummation, then:

(a) The Executive shall be entitled to receive the Base Compensation and Target Bonus amount specified in Section 6(b); and

(b) The following additional provisions shall apply to the options to purchase 700,000 shares of the Company’s common stock described in Section 2(c) and all other options granted to the Executive during the term of his employment shall:

(i) If the Change in Control or Corporate Transaction is consummated on or within the first nine (9) months after the date the Employment commences under Section 1(d) of this Agreement, and if and only if the Executive’s Employment ends as provided above in this Section 7, then the Executive will receive immediate vesting of a portion of the options that are unvested as of the date of Executive’s termination so that a maximum of 350,000 option shares is then vested.

(ii) If the Change in Control or Corporate Transaction is consummated following the end of the initial nine (9) months after the Employment commences under Section 1(d) of this Agreement, and if and only if his employment ends as provided above in this Section 7, the Executive will receive immediate vesting of one hundred percent (100%) of any unvested portion of the options as of the date of termination.

(iii) Notwithstanding the foregoing, if there is Corporate Transaction and the acquiring or surviving corporation does not elect to assume, or substitute new options for, the options granted to the Executive under this Agreement, the Executive shall have the right to exercise the options granted to him under this Agreement (A) up to a maximum of 350,000 option shares immediately prior to the closing of a Corporate Transaction that is consummated on or within nine (9) months after the date of this Agreement (whether or not his employment ends as provided in this Section 7), and (B) in full, including any previously unvested shares, immediately prior to the closing of a Corporate Transaction that is consummated more than nine (9) months after the date of this Agreement (whether or not his employment ends as provided in this Section 7). If this clause (iii) applies, then, as provided in the Plan, immediately following the consummation of the Corporate Transaction, all outstanding options held by the Executive shall terminate and cease to be outstanding.

(iv) The provisions of this Section 7 shall supercede and govern in lieu of any inconsistent or contrary provisions of the Plan relating to a Corporate Transaction or Change of Control.

(v) The number of shares referred to in Section 7(b) shall be adjusted to reflect a stock split or similar other change in the capital structure of the Company as provided in the Plan.

8. Executive’s Restrictive Covenants.

(a) Non-Competition. During the period commencing on the date of this Agreement and continuing until the date on which Executive’s Employment terminates for any reason, the Executive shall not, directly or indirectly (other than with the Company’s prior written consent), commence or otherwise engage in a Competitive Business Activity. The term “Competitive Business Activity” shall mean: (i) engaging in, or managing or directing persons engaged in, the development, licensing, leasing, sale or distribution of network management software or service assurance or fault detection software or any other business, defined by the Company with similar specificity, which the Company or any of the Company’s affiliates can demonstrate that it is, at the time of such termination, actively engaged in (“Competing Business”), whether independently or as an executive, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise; (ii) acquiring or having an ownership interest in any entity that derives more than 15% of its gross revenues from any Competing Business, except for ownership of 1% or less of any entity whose securities are freely tradable on an established market or 5% or less if not so tradable; or (iii) participating in the planning, financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) above.

(b) Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first (1st) anniversary of the date when the Executive’s Employment terminates for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee in the sales staff or division, or any executive, of the Company or any of the Company’s affiliates, or (ii) the business of any customer of the Company or any of the Company’s affiliates with whom the Executive had material contact during his Employment, to the extent this clause (ii) is lawfully enforceable to protect the Company’s trade secrets.

(c) Non-Disclosure. The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference, a copy of which is attached as Exhibit D.

(d) Injunctive Relief. The Executive acknowledges and agrees that his failure to perform any of his covenants in this Section 8 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, the Executive consents to the entry of an injunction to restrain any breach of this Section 8.

(e) Survival. The covenants in this Section 8 shall survive any cancellation, termination, rescission or expiration of this Agreement and the termination of the Executive’s Employment with the Company for any reason.

9. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, and binding upon, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) delivered to the U.S. Postal Service for delivery by registered or certified mail or (iii) delivered to a comparable private service offering guaranteed deliveries in the ordinary course of its business. Notice under clauses (ii) and (iii) shall be valid only if delivery charges have been prepaid and a return receipt will be furnished. In the case of the Executive, notice under clauses (ii) and (iii) shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, notice under clauses (ii) and (iii) shall be addressed to its corporate headquarters and directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement and the attached Exhibits A through D contain the entire understanding of the parties with respect to the subject matter hereof, and supercede any other prior or contemporaneous term sheets, agreements, representations or understandings (whether oral or written and whether express or implied). Notwithstanding the foregoing, the Executive acknowledges that Nasdaq listing standards require the Company to maintain a code of business conduct that meets the definition of a code of ethics as defined in SEC rules (Regulation S-K Item 406) and that is applicable to all directors, officers and employees of the Company. The Executive agrees to abide by the obligations of the code of business conduct that generally apply to officers and employees of the Company, as set forth in the code that the Company from time to time publishes on its website or files with the SEC.

(d) Withholding Taxes. All payments and compensatory benefits made and to be made under this Agreement shall be subject to reduction to reflect all taxes or other charges required to be withheld by all applicable laws.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California without regard to principles of conflicts of law.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Subject to the rights of either party to seek injunctive or other relief from a court relating to matters covered by Section 8 or trade secret or proprietary information claims, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive’s Employment or the termination thereof, shall be settled in the metropolitan area in which the Executive’s principal office is or was most recently located, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company shall initially pay all fees and expenses of the arbitrator. However, the Company or the Executive, as the case may be, shall bear all fees and expenses of the arbitrator and all of the reasonable legal fees and out-of-pocket expenses of the other party if the arbitrator determines that the claim or position of the Company or the Executive, as the case may be, was without reasonable foundation. The Executive and the Company hereby consent to personal jurisdiction of the state and federal courts located in the state where the Executive’s principal office is or most recently was located for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based.

(h) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Indemnity and Director and Officer Insurance. The Company and the Executive shall execute an indemnity agreement that is in substance identical to agreements entered or to be entered into with other executive officers of the Company.

(k) Legal Fees. The Company shall reimburse the Executive for reasonable legal fees not in excess of five thousand dollars ($5,000) incurred by him in connection with the review of this Agreement prior to its execution.

(l) Press Release. In connection with the initial employment of the Executive, the Company and the Executive shall mutually agree upon the substance and timing of the press release to be issued by the Company announcing his new position with the Company.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Micromuse Inc.	/s/ Arun Oberoi
Arun Oberoi

By

Exhibit List

Exhibit A	Notice of Grant and Stock Option Agreement

Exhibit B	Prospectus and copy of 1997 Stock Option/Stock Issuance Plan

Exhibit C	Form of Release under Section 6(a)

Exhibit D	Proprietary Information and Inventions Agreement

EXHIBIT A TO EMPLOYMENT AGREEMENT

MICROMUSE INC.

NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT

(700,000 Shares)

Optionee:	Arun Oberoi

Grant Date:	January 29, 2004

Vesting Commencement Date:	Grant date specified immediately above.

Exercise Price:	$8.03

Number of Option Shares:	seven hundred thousand (700,000) shares of common stock

Expiration Date:	January 29, 2014

Type of Option:	Non-statutory stock option

Employment Agreement:	Optionee agrees that the Option is granted subject to and in accordance with, and agrees to be bound in respect of the Option by, the terms of the Employment Agreement dated as of January 12, 2004, between him and Micromuse Inc. (the “Employment Agreement”), and the attached Stock Option Agreement, and except as otherwise provided in the foregoing agreements, the Micromuse Inc. 1997 Stock Option/Stock Issuance Plan (the “Plan”). Nothing in this Notice or the Stock Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration.

Dates Exercisable and Vested:	The Option shall become exercisable and vested over a four (4) year period in accordance with the provisions of Section 2(c) of the Employment Agreement.

Definitions:	Capitalized terms used but not defined in this Notice of Stock Option Grant have the meanings given to them in the attached Stock Option Agreement.

EXHIBIT A TO EMPLOYMENT AGREEMENT

The parties have signed this Notice of Stock Option Grant as of the grant date set forth above, and their signatures to this notice also constitute signatures to the attached Stock Option Agreement.

Micromuse Inc.		/s/ Arun Oberoi
Optionee Signature

By	/s/ James B. De Golia	Print Name:	Arun Oberoi
Print Name:	James B. De Golia	Address:
Title:	Senior Vice President & Secretary

MICROMUSE INC.

STOCK OPTION AGREEMENT

RECITALS

A. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary) pursuant to the Employment Agreement, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan and the Employment Agreement in connection with the Corporation’s grant of an option to Optionee.

B. All capitalized terms in this Agreement shall have the meanings assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option (the “Option”) to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the Option term specified in Paragraph 2 at the Exercise Price.

2. Option Term. The Option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6, or in the circumstance specified in Section 7(b) of the Employment Agreement.

3. Limited Transferability. During Optionee’s lifetime, the Option shall be exercisable only by Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following Optionee’s death, except that the Option is transferable to members of Optionee’s immediate family or to trusts or partnerships formed for the benefit of Optionee or members of Optionee’s immediate family.

4. Dates of Exercise. The Option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the Option term under Paragraph 5.

5. Cessation of Service. The Option term specified in Paragraph 2 shall terminate (and the Option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) Should Optionee cease to remain in Service for any reason (other than death, Disability or Cause as defined in the Employment Agreement) while the Option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise the Option, but in no event shall the Option be exercisable at any time after the Expiration Date.

(b) Should Optionee die while the Option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of inheritance shall have the right to exercise the Option. Such right shall lapse, and the Option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

(c) Should Optionee cease Service by reason of Disability while the Option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise the Option. In no event shall the Option be exercisable at any time after the Expiration Date.

(d) Should Optionee’s Service be terminated for Cause as defined in the Employment Agreement, while the Option is outstanding, then the Optionee shall have a period of ten (10) days (commencing with the date of such cessation of Service) during which to exercise the Option. In no event shall the Option be exercisable at any time after the Expiration Date.

6. Accelerated Vesting. The exercisability and vesting of the Option, to the extent outstanding but not otherwise fully exercisable, shall automatically accelerate to the extent provided in, and pursuant to, Sections 6(b)(iii) and 7(b) of the Employment Agreement.

7. Adjustment in Option Shares. Nothing in this Agreement affects the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to the Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Stockholder Rights. The holder of the Option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased shares.

9. Manner of Exercising Option.

(a) In order to exercise the Option with respect to all or any part of the Option Shares for which the Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

(i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the Option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Corporation; or

(B) in shares of Common Stock held by Optionee (or any other person or persons exercising the Option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(C) to the extent the Option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable instructions (I) to a brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise, and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm, after sufficient funds have been remitted to the Corporation, in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the Option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the Option exercise.

(iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise the Option.

(iv) Execute and deliver to the Corporation such written representations as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and state securities laws.

(v) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the Option exercise.

(b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising the Option) a certificate or electronic book entry for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may the Option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of the Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the NASDAQ National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Construction. This Agreement and the Option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Option.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflicts of law rules.

APPENDIX TO STOCK OPTION AGREEMENT:

The following definitions shall be in effect under the Agreement:

Agreement shall mean this Stock Option Agreement.

Board shall mean the Corporation’s Board of Directors.

Code shall mean the Internal Revenue Code of 1986, as amended.

Common Stock shall mean the Corporation’s common stock.

Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

Corporation shall mean Micromuse Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Micromuse Inc. which shall by appropriate action adopt the Plan.

Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Exercise Date shall mean the date on which the Option shall have been exercised in accordance with Paragraph 9 of the Agreement.

Exercise Price shall mean the exercise price payable per Option Share as specified in the Grant Notice.

Expiration Date shall mean the date on which the Option expires as specified in the Grant Notice.

Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the NASDAQ National Market, then the Fair Market Value shall be the closing price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the NASDAQ National Market or any successor system. If there is no closing price for the Common Stock on the date in question, then the Fair Market Value shall be the closing price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the NASDAQ National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

Grant Date shall mean the date of grant of the Option as specified in the Grant Notice.

Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Option shall have the meaning set forth in Section 1 of this Agreement.

Option Shares shall mean the number of shares of Common Stock subject to the Option.

Optionee shall mean the person to whom the Option is granted as specified in the Grant Notice.

Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Permanent Disability shall mean the definition of Permanent Disability contained in the Employment Agreement.

Plan shall mean the Corporation’s 1997 Stock Option/Stock Issuance Plan.

Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

Service shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or an independent consultant.

Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.